Center Bancorp, Inc. Repurchases the Warrants Issued Under TARP Capital Purchase Program

Company Release - 12/08/2011 16:12

UNION, N.J., Dec. 8, 2011 (GLOBE NEWSWIRE) -- **Center Bancorp, Inc.**(Nasdaq:CNBC), parent company to Union Center National Bank, ("UCNB"), of Union, New Jersey, announced today that on December 7, 2011 it repurchased the warrants issued on January 12, 2009 to the U.S. Treasury as part of its participation in the U.S. Treasury's TARP Capital Purchase Program. CNBC received $10.0 million under the program and repaid the debt in full in September of this year. In the repurchase, CNBC paid the U.S. Treasury $245,000 for the warrants.

As a result of a successful completion of the Company's rights offering in October 2009, the number of shares underlying the warrants held by the U.S. Treasury under the TARP Capital Purchase Program was reduced to 86,705 shares, or 50 percent of the original 173,410 shares. The warrants had an exercise price of $8.65 per share.

The preferred stock issued under the TARP Capital Purchase Program was issued at a discount and the repurchase of the warrants will accelerate the accretion of the discount. This will result in a one-time non-cash reduction in net income available to common shareholders of about $225,000, or $0.014 cents per common diluted share, for the fourth quarter of 2011.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank in the state and is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At September 30, 2011, the Corporation had total assets of $1.4 billion, total deposits of $1.1 billion and stockholders' equity of $133.8 million.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the impact of the warrant repurchase on net income available to common shareholders) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.

CONTACT: Center Bancorp, Inc.
Investor Inquiries:
Joseph Gangemi
(908) 206-2863

Source: Center Bancorp, Inc.